EXHIBIT 4.34

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

as of January 10, 2006

PARLUX FRAGRANCES, INC.

PARLUX LTD.

3725 S.W. 30th Avenue

Ft. Lauderdale, Florida 33312

Re: Amendment No. 5 to Revolving Credit and Security Agreement

Gentlemen:

Reference is made to certain financing arrangements by and among PARLUX FRAGRANCES, INC. (“Fragrances”) and PARLUX LTD. (each individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Finance LLC, as successor by merger to GMAC Commercial Credit LLC (“Lender”), pursuant to certain financing agreements with Borrowers, including, but not limited to, that certain Revolving Credit and Security Agreement, dated as of July 20, 2001 (as amended, supplemented, restated, extended or otherwise modified, the “Credit Agreement”) entered into by and among Borrowers and Lender (the Credit Agreement, together with all related documents, agreements, guarantees, instruments or notes delivered in connection therewith, as the same may now exist or may hereafter be amended, modified, supplemented, restated, renewed or extended, are collectively referred to herein as the “Documents”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement, as amended hereby.

Borrowers have requested that Lender amend certain provisions of the Credit Agreement, which Lender has agreed to do subject to the terms and provisions set forth in this letter agreement (hereinafter, this “Amendment”).

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

1.

Amendments to Credit Agreement.  The Credit Agreement is hereby amended, as of the date hereof, as follows:

(a)

Section 1.1 of the Credit Agreement is hereby amended and restated by the addition thereto, in the appropriate alphabetical sequence, of the following definitions:

“Amendment No. 5” shall mean that certain letter re: Amendment No. 5 to Revolving Credit and Security Agreement dated as of January 10, 2006 among Borrowers and Lender

“Increase Effective Date” shall have the meaning set forth in Section 2.1(d) hereof.”

(b)

The definition of “Applicable Margin for Domestic Rate Revolving Loans”, as set forth in Section 1.1 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Applicable Margin for Domestic Rate Revolving Loans” means, for a given fiscal quarter of Borrowers, (i) 0%, if the Leverage Ratio, calculated on a consolidated basis for the twelve-month period ending as of the end of the immediately preceding fiscal quarter (as determined from Borrowers’ financial statements delivered  for the last month of the applicable quarter in accordance with Section 9.8 hereof, which financial statements shall be acceptable in form and substance to Lender), is greater than or equal to 2.0:1; or (ii) if the Leverage Ratio, as calculated in clause (i) above, as of the end of the immediately preceding fiscal quarter is less than 2.0:1, -0.25%,.  Notwithstanding anything to the contrary set forth herein, if Borrowers shall fail to deliver financial statements in accordance with Section 9.7 or Section 9.8 in form and substance satisfactory to Lender, then the Applicable Margin for Domestic Rate Revolving Loans for the applicable quarter shall be 0%.”

(c)

The definition of “Applicable Margin for LIBOR Rate Revolving Loans”, as set forth in Section 1.1 of the Credit Agreement, is hereby amended and restated in its entirety as follows:

““Applicable Margin for LIBOR Rate Revolving Loans” shall mean, for a given fiscal quarter of Borrowers, (i) if the Leverage Ratio, calculated on a consolidated basis for the twelve-month period ending as of the end of the immediately preceding fiscal quarter (as determined from Borrowers’ financial statements delivered for the last month of the applicable quarter in accordance with Section 9.8 hereof, which financial statements shall be acceptable in form and substance acceptable to Lender), is greater than 3.0:1, 2.50%, (ii) if the Leverage Ratio, as calculated in clause (i) above, as of the end of the immediately preceding fiscal quarter is greater than 2.0:1 but less than or equal to 3.0:1; 2.25%, and (iii) if the Leverage Ratio, as calculated in clause (i) above, as of the end of the immediately preceding fiscal quarter is less than 2.0:1, 2.00%.  Notwithstanding anything to the contrary set forth herein, if the Borrower shall fail to deliver financial statements in accordance with Section 9.7 or Section 9.8 hereof, in form and substance satisfactory to Lender, then the Applicable Margin for LIBOR Rate Revolving Loans for the applicable quarter shall be 2.50%.”

(d)

The definition of “Maximum Loan Amount” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Maximum Loan Amount” shall mean $30,000,000 or, from and after the Increase Effective Date pursuant to Section 2.1(d) hereof, $35,000,000.”

(e)

The definition of “Term” as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Term” shall mean the Closing Date through July 20, 2008, as same may be extended in accordance with the provisions of Section 13.1 hereof.”

(f)

Section 2.1 of the Credit Agreement is hereby amended and restated by the addition thereto of the following Paragraph 2.1(d) to read in its entirety as follows:

“(d)  Option to Increase Maximum Loan Amount.  Borrowers may, at any time, deliver a written request to Agent to increase the Maximum Loan Amount from $30,000,000 to $35,000,000 (the “Notice”).  Such Notice shall be irrevocable.  Borrowers shall only be permitted to increase the Maximum Loan Amount once during the term of this Agreement under this Section 2.1(d).  Any such increase in the Maximum Loan Amount shall be effective on the thirtieth (30th) day after receipt by Lender of the Notice (the “Increase Effective Date”) provided that as of the Increase Effective Date, no Event of Default exists and is continuing.  As of the Increase Effective Date, each reference to the term Maximum Loan Amount herein, and in any of the Other Documents, shall be deemed amended to mean $35,000,000.  On the Increase Effective Date, Borrowers shall pay to Lender a fee in the amount of Five Thousand ($5,000) Dollars, which fee shall be fully earned and payable on the Increase Effective Date.  Such fee shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to any account of Borrowers maintained by Lender on the Increase Effective Date.”

(g)

Section 3.3(e) of the Credit Agreement is hereby amended and restated, effective as of February 1, 2006, in its entirety as follows:

“(e)

Collateral Monitoring Fee.  On the first day of each month, Borrowers shall pay to Lender a collateral monitoring fee (the “Collateral Monitoring Fee”) for the immediately preceding month in an amount equal to Two Thousand, Five Hundred ($2,500) Dollars.  The Collateral Monitoring Fee shall be fully earned when due and shall not be subject to refund, rebate or proration for any reason whatsoever.”

(h)

Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.6 Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for fixed or capital assets, including capitalized leases (“Capital Expenditures”) in any fiscal year, (a) during the fiscal year ending March 31, 2006, in an amount in excess of $5,000,000 in the aggregate, (b) during the fiscal year ending March 31, 2007, in an amount in excess of the aggregate sum of (i) $1,100,000, and (ii) the amount, if any, by which $5,000,000 exceeds the Capital Expenditures expended or incurred during the fiscal year ending March 31, 2006, and (iii) during each fiscal year ending thereafter, in an amount in excess of $1,100,000 in the aggregate.  The acquisition of the Acquired Premises (as defined in Amendment No.5), to the extent permitted under Amendment No. 5, shall not constitute a Capital Expenditure for the purposes of the limitations set forth in this Section 7.6.”

2.

Permitted Acquisition of Real Property.  Notwithstanding anything to the contrary contained in Section 7.2 and 7.8 of the Credit Agreement, Borrowers shall be permitted to purchase the real property, and improvements thereon, commonly known as 13700 N.W. 2nd Street, Sunrise, FL 33325 (the “Acquired Premises”) for an aggregate purchase price of not greater than $14,000,000.  The notice to Lender shall provide the amount of the purchase price, any liens or encumbrances which attach to the Acquired Premises and whether Borrowers will be incurring any Indebtedness in connection with such purchase, and if so, the Person providing such Indebtedness, including the amount thereof and the repayment terms.  In the event that the Borrowers will be incurring Indebtedness in connection with such purchase, such Indebtedness shall not exceed the principal amount of $13,000,000, any security granted in connection with such Indebtedness shall attach only to the Acquired Premises and not to any other Collateral, the proceeds of such Indebtedness are used solely to finance the purchase of the Acquired Premises and the Indebtedness is incurred prior to or within 30 days after the acquisition of such Acquired Premises by the Borrowers.  If such Indebtedness will be secured as permitted hereunder, Borrowers shall deliver to Lender a Mortgagee Waiver, in form and substance acceptable to Lender, from such mortgagee prior to the incurrence of any Indebtedness from such mortgagee.

3.

Amendment Fee.  In consideration of the amendments set forth herein, Borrowers unconditionally agree to pay to Lender an amendment fee in the amount of Fifteen Thousand ($15,000) Dollars, which amendment fee shall be fully earned and payable as of the date hereof.  The amendment fee shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to any account of Borrowers maintained by Lender as of the date hereof.

4.

Release.  As material consideration for the execution of this agreement by Lender and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof, each Borrower for itself and on behalf of its respective directors, officers, administrative agents, employees, representatives, successors and assigns (collectively, the “releasors”) hereby waives, releases, remises, acquits and discharges Lender and all of its affiliates, directors, officers, administrative agents, employees, representatives, shareholders, attorneys, accountants, consultants, advisors, successors and assigns (Lender, together with the foregoing collectively, the “releasees”) of and from any and all controversies, damages, costs, losses, causes of action, suits, judgments, claims, recoupments, counter-claims or demands, of every type, kind, nature, description or character, whether now existing or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseeable or unforeseeable, each as though fully set forth herein at length, in law, admiralty or equity (any of the foregoing, a “claim”), which any of the releasors previously had from the beginning of the world or now have against any of the releasees through the date hereof, related to or connected with the Credit Agreement and the other Documents, the loans, advances or other financial accommodations provided by Lender to Borrowers or any of them or the transactions contemplated by any of the foregoing.

5.

No Other Modifications; No Other Event of Default.  Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or any of the other Documents are intended or implied, and, in all other respects, the Credit Agreement and the other Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof.  Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Documents.  Lender hereby reserves all rights and remedies granted to Lender under the Documents, applicable law or otherwise and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Lender to declare a default or an Event of Default with respect to any future non-compliance with any covenant, term or provision of the Documents now or hereafter executed and delivered in connection therewith.  Borrowers hereby represent and warrant that no Default or Event of Default exists after giving effect to the provisions of this Amendment.

6.

Entire Agreement.  The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein.  This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

7.

Effectiveness.  This Amendment shall not be effective unless and until Lender shall have received an original or copy hereof, duly executed and delivered by each Borrower.

8.

Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one amendment.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.  Delivery of an executed counterpart of this Amendment by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this

Amendment by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

Very truly yours,

GMAC COMMERCIAL FINANCE LLC
By:	/s/ ED HILL
Title:	Senior Vice President

ACKNOWLEDGED AND AGREED:

PARLUX FRAGRANCES, INC.

By:

/s/ Frank A. Buttacavoli

Title:

EVP/COO/CFO

PARLUX LTD.

By:

/s/ Frank A. Buttacavoli

Title:

EVP/COO/CFO

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